EXHIBIT 10.1

FORBEARANCE AGREEMENT AND

SECOND AMENDMENT TO CREDIT AGREEMENT

This FORBEARANCE AGREEMENT AND SECOND AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) is entered into as of January 10, 2008, by and among Buffets, Inc., a Minnesota corporation, as Borrower (the “Borrower”); Buffets Holdings, Inc., a Delaware corporation (“Holdings”) and the Subsidiaries of Borrower and Holdings, as Guarantors (together with the Borrower and Holdings, the “Loan Parties”); the financial institutions party hereto as Lenders (collectively, the “Lenders”); and Credit Suisse, individually as a Lender, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), and as Collateral Agent for the Lenders.

RECITALS

A.            Borrower, Holdings, the Administrative Agent, and the Lenders are parties to that certain Credit Agreement, dated as of November 1, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which, among other things, the Lenders agreed, subject to the terms and conditions set forth in the Credit Agreement, to make certain loans and other financial accommodations to the Loan Parties.

B.            As of the date hereof, the Events of Default identified as “Anticipated Defaults” set forth in Exhibit A hereto are expected to occur prior to the expiration of the Forbearance Period (as hereinafter defined) (collectively, the “Anticipated Defaults”).

C.            The Loan Parties have requested that during the Forbearance Period (as defined in Section 1 below), the Administrative Agent and the Lenders (sometimes referred to herein individually as a “Lender Party,” and collectively as the “Lender Parties”) agree (i) to forbear from exercising certain of their default-related rights and remedies against the Loan Partieswith respect to the Anticipated Defaults, and (ii) that the Revolving Credit Lenders will continue to make Revolving Loans and other financial accommodations to the Borrower during the Forbearance Period, as set forth in the Loan Documents, each notwithstanding the existence of the Anticipated Defaults and subject to the terms and conditions set forth herein. During the Forbearance Period, the Loan Parties (with the assistance of its advisors) will propose and work towards effectuating a financial restructuring (the “Restructuring”).

D.            Subject to the terms and conditions set forth herein, (i) the Lender Parties have agreed to (a) forbear from exercising certain of their default-related rights and remedies against the Loan Parties with respect to the Anticipated Defaults during the Forbearance Period, and (b)amend the Credit Agreement as set forth in Section 3 below and (ii) the Revolving Credit Lenders have agreed to continue making Revolving Loans and issuing, amending, renewing and extending Letters of Credit to Borrower during the Forbearance Period.

E.             Pursuant to the Guarantee and Collateral Agreement, Holdings and the Subsidiaries party thereto unconditionally guaranteed Borrower’s prompt and full performance of their obligations under the Loan Documents.

NOW, THEREFORE, in consideration of the foregoing, the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.     Additional Definitions. As used herein, the following terms shall have the respective meanings set forth below:

“Cash Flow Forecasts” collectively shall mean the 16-week Cash Flow Forecasts prepared by the Borrower every week during the Forbearance Period, and delivered to the Administrative Agent (for subsequent distribution to the private lender group). Each Cash Flow Forecast must be in a form and with detail substantially similar to the 16-week Cash Flow Forecast delivered to the Administrative Agent on January 6, 2008, and must reflect the Borrower’s good faith projection of all cash receipts and disbursements in connection with the operation of its business in the 16-week period beginning on the date of delivery of such Cash Flow Forecast.

“Claims” shall mean claims, actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential damages, demands, agreements, bonds, bills, specialties, covenants, controversies, variances, trespasses, judgments, executions, costs, expenses or any other claims whatsoever (including, without limitation, crossclaims, counterclaims, rights of set-off and recoupment).

“Excess Cash Threshold” shall mean an amount of cash and cash equivalents (as defined in reference to GAAP), as determined at the close of business each Wednesday, equal to $20 million (excluding amounts designated as “cash-in-stores” or “cash-in-transit”). For the avoidance of doubt, this definition matches the “Ending Available Cash Balance” line item in the Cash Flow Forecast delivered to the Administrative Agent.

“Forbearance Default” shall mean (i) the occurrence of any Event of Default other than the Anticipated Defaults; (ii) the failure of any Loan Party to timely comply with any term, condition, or covenant set forth in this Agreement; (iii) the failure of any representation or warranty (other than sections 3.06 and 3.22 of the Credit Agreement) made by any Loan Party under or in connection with this Agreement to be true and complete as of the date when made, or any other breach of any such representation or warranty (other than sections 3.06 and 3.22 of the Credit Agreement); (iv) the receipt by any Loan Party of a notice of acceleration or any other notice of an exercise of remedies by holders of New Senior Notes pursuant to that certain indenture dated as of November 1, 2006 (the “New Senior Note Indenture”); or (v) any occurrence, event or change in facts or circumstances occurring on or after the Forbearance Effective Date that would have a Material Adverse Effecton any Loan Party, or its financial condition, business, prospects or assets.

“Forbearance Effective Date” shall mean the date on which that all of the conditions precedent set forth in Section 20 hereof have been met (or waived) as determined by the Required Lenders in their sole discretion.

“Forbearance Period” shall mean the period beginning on the Forbearance Effective Date and ending on the earlier to occur of: (i) the termination of the Forbearance Period as a result of any Forbearance Default, and (ii) April 2, 2008.

“Releasees” shall mean all of the Lender Parties in their capacity as Lenders and their respective affiliates, subsidiaries, shareholders and “controlling persons” (within the meaning of the federal securities laws), and their respective successors and assigns and each and all of the officers, directors, employees, agents, attorneys and other representatives of each of the foregoing in their capacities as such.

“Releasors” shall mean each Loan Party, its agents, representatives, officers, directors, advisors, employees, subsidiaries, affiliates, successors and assigns.

Unless otherwise defined above or elsewhere in this Agreement, capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement.

SECTION 2.     Confirmation by Borrower of Obligations and Anticipated Defaults.

(a)           The Loan Parties acknowledge and agree that as of the date of this Agreement, the aggregate principal balance of the outstanding obligations under the Loan Documents is not less than $632,614,633, and that the respective principal balances of the various Loans as of such date were not less than the following:

Term Loan:	$525,353,000

Revolving Loans (excluding Letter

of Credit Obligations):	$40,000,000

Obligations under the PFLC (including

Letter of Credit Obligations):	$67,261,633
TOTAL:	$632,614,633

The foregoing amounts do not include interest, fees, expenses and other amounts that are chargeable or otherwise reimbursable under the Loan Documents. All of the obligations, including those set forth above, are valid and outstanding, and the Loan Parties have no rights of offset, defenses, claims or counterclaims with respect to any of the obligations under the Loan Documents.

(b)           Each Loan Party acknowledges and agrees that (i) each of the Anticipated Defaults constitutes an Event of Default that is expected to occur during the Forbearance Period, (ii) to the extent any Anticipated Default becomes an Event of Default, none of the Anticipated Defaults is expected to be cured during the Forbearance Period, and (iii) except for the Anticipated Defaults, no other Events of Default have occurred and are continuing as of the date hereof, or are expected to occur during the Forbearance Period. Under the terms of the Credit Agreement, upon the occurrence of one or more of the Anticipated Defaults, the Administrative Agent may (and at the request of the Required Lenders, shall), by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any Loan Document, shall become forthwith due and payable.

SECTION 3.      Amendments to Credit Agreement. Effective as of the Forbearance Effective Date, the following terms of the Credit Agreement shall be amended as follows. For the avoidance of doubt, the Credit Agreement shall remain amended as set forth in this Section 3 after the Forbearance Period expires or terminates.

(a)	Amendments to Section 1.01.

(i)            A new definition, “Additional Margin” is hereby added, and shall be defined as follows:

““Additional Margin” shall mean, in addition to the Applicable Percentage, (a) with respect to any Eurodollar Revolving Loan and all L/C Participation Fees, 4.00% over the 30-day LIBO Rate, (b) with respect to any Eurodollar Term Loan, 4.25% over the 30-day LIBO Rate, (c) with respect to any ABR Revolving Loan, 4.00%, (d) with respect to any ABR Term Loan, 4.25%.”

(ii)         The definition of “Asset Sale” in Section 1.01 is hereby amended by (a) deleting the parenthetical in clause (b) of that definition and replacing it with the following:

“(other than inventory)”

and (b) deleting the proviso at the end of that definition.

(iii)         The definition of “Consolidated EBITDA” in Section 1.01 is hereby deleted in its entirety and replaced with the following:

““Consolidated EBITDA” of any person for any period, shall mean the Consolidated Net Income from continuing operations of such person and its subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, (a) the sum of (i) income tax expense, (ii) Consolidated Interest Expense of such person and its subsidiaries, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including, in the case of the Borrower, the Loans and Letters of Credit and including without limitation Forbearance Fees or interest, default interest of any kind, accelerated interest or interest paid in-kind), (iii) depreciation and amortization expense, (iv) amortization of intangibles (including goodwill) and organization costs, (v) losses on sales of assets outside of the ordinary course of business, (vi) any reserves for class action lawsuits, but only to the extent that such reserves are not expected to be paid in cash during the

Forbearance Period, as defined in that certain Forbearance Agreement and Second Amendment to Credit Agreement, dated as of January 7, 2008, (vii) any non-recurring cash or non-cash expenses related to a financial restructuring (including but not limited to legal, consulting and advisory fees), (viii) any expenses related to restaurants closed prior to the date of this Forbearance Agreement and any expenses related to lease termination costs including reserves for remaining lease obligation costs and associated non-lease expenses with respect to future restaurant closures subject to a closure plan approved by the Administrative Agent, where such approval will not be unreasonably withheld, (ix) any other non-cash charges (other than the writedown of current assets), (x) non-cash management fees and expenses, (xi) business interruption insurance proceeds to the extent not included in Consolidated Net Income, (xii) fees and expenses paid in connection with the Transactions and (xiii) to the extent the related obligation is included as Indebtedness under this Agreement, the amount of any earnout payments made during such period, and minus, without duplication, to the extent included in the statement of such Consolidated Net Income for such period, (b) the sum of (i) any unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (ii) any other non-cash income, all as determined on a consolidated basis.”

(iv)          The definition of “Interest Payment Date” is hereby deleted in its entirety and replaced with the following:

““Interest Payment Date” shall mean (a) with respect to any ABR Loan (other than the Additional Margin related thereto), the last Business Day of each March, June, September and December, (b) with respect to any Credit-Linked Deposit, the last day of the Interest Period therefor or the date of any prepayment thereof, (c) with respect to any Eurodollar Loan (other than the Additional Margin related thereto), the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, and, in addition, the date of any prepayment of a Eurodollar Borrowing or conversion of a Eurodollar Borrowing to an ABR Borrowing and (d) with respect to the Additional Margin, the last Business Day of each March, June September and December (with the first such payment due on March 31, 2008).”

(b)           Amendments to Section 2.05. Paragraph (c) of Section 2.05 is hereby amended by adding the following at the end of subsections (i) and (ii) thereof: “plus the Additional Margin.”

(c)           Amendments to Section 2.06. Section 2.06 is hereby amended by adding a clause (d), which shall read as follows:

“(d) In addition to the foregoing, payments of all accrued interest on account of the Additional Margin shall be payable in cash to the Administrative Agent on the last Business Day of each March, June, September and December (with the first such payment due on March 31, 2008).”

(d)           Amendment to Section 2.07. Section 2.07 is hereby deleted in its entirety and replaced with the following:

“If an Event of Default under this Credit Agreement has occurred and is continuing, the Borrower shall on demand from time to time pay interest, in all cases, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum.”

(e)           Amendments to Section 2.13. Section 2.13 is hereby amended by (x) deleting subsection (b) thereof in its entirety and replacing it with the following:

“Not later than the third Business Day following the completion of any Asset Sale, including the sale of Tahoe Joe’s (other than the sale of the de minimis assets listed in the schedule annexed hereto as Exhibit B, which shall reflect assets to be sold as set forth in the 16-week Cash Flow Forecasts), the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay the outstanding Term Loans and the outstanding Revolving Loans on a pro-rata basis. The Net Cash Proceeds used to prepay outstanding Term Loans shall be applied in accordance with Section 2.13(e). The amount of Revolving Loans that are available for borrowing shall be reduced dollar-for-dollar by the total amount of Net Cash Proceeds that are applied to prepay the outstanding Revolving Loans (including outstanding Letters of Credit); provided, that, in the event of such reduction, the amount of Revolving Loans that are available for borrowing may be increased by an amount that is less than or equal to the amount of such reduction, upon the consent of the Lenders having Revolving Loans and RF Letters of Credit greater than 50% of the sum of all Revolving Loans and RF Letters of Credit then outstanding. Any increase in the amount available for borrowing shall not result in an increase in any Revolving Credit Commitment.”

and (y) adding the following phrase at the beginning of subsection (e) thereof: “Subject to Section 2.13(b),”.

(f)	Deletion of Section 2.24. Section 2.24 is hereby deleted in its entirety.

(g)           Amendments of Section 4.01. Paragraphs (b) and (c) of Section 4.01 are hereby deleted in their entirety and replaced with the following:

“(b) The representations and warranties set forth in Article III hereof (except during the Forbearance Period, Sections 3.06 and Section 3.22) and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) At the time of and immediately after such Credit Event, (except during the Forbearance Period for the Anticipated Defaults), no Event of Default or Default shall have occurred and be continuing.”

SECTION 4.	Forbearance; Forbearance Default Rights and Remedies.

(a)           Effective on the Forbearance Effective Date, each Lender Party agrees that until the expiration or termination of the Forbearance Period, it will forbear from exercising its default-related rights and remedies against any Loan Party or the Collateral solely with respect to the Anticipated Defaults, including acceleration and foreclosure; provided, however, that (i) the Lender Parties shall have no obligation to make any further Loans or other extensions of credit to any Loan Party, other than Revolving Loans and PF L/C Loans and the issuance, renewal, amendment or extension of Letters of Credit; (ii) Each Loan Party shall comply with all limitations, restrictions or prohibitions that would otherwise be effective or applicable under the Loan Documents during the continuance of any Event of Default, including, without limitation, any limitations, restrictions or prohibitions against payments by (w) any Loan Party, (x) any Affiliate of a Loan Party, or (y) any direct or indirect owner of an equity interest in any Loan Party or its Affiliates; (iii) nothing herein shall restrict, impair or otherwise affect any Lender Party’s rights and remedies under any agreements containing subordination provisions in favor of any or all of the Lender Parties (including, without limitation, any rights or remedies available to the Lender Parties as a result of the occurrence or continuation of any Anticipated Default) or amend or modify any provision thereof; and (iv) nothing herein shall restrict, impair or otherwise affect the Administrative Agent’s right to file, record, publish or deliver a notice of default or document of similar effect under any state foreclosure law upon the expiration or termination of the Forbearance Period. Any Forbearance Default shall constitute an immediate Event of Default under this Agreement and the Loan Documents without the requirement of any demand, presentment, protest, or notice of any kind to any Loan Party (all of which each Loan Party waives).

(b)           Upon the occurrence of a Forbearance Default or the expiration of the Forbearance Period, the agreement of the Lender Parties hereunder to forbear from exercising their respective default-related rights and remedies shall immediately terminate without the requirement of any demand, presentment, protest, or notice of any kind to any Loan Party (all of which each Loan Party waives). Each of the Loan Parties agrees that any or all of the Lender Parties may at any time thereafter proceed to exercise any and all of their respective rights and remedies under the Loan Documents or applicable law, including, without limitation, their respective rights and remedies with respect to the Anticipated Defaults. Without limiting the generality of the foregoing, upon the occurrence of a Forbearance Default or the expiration of the Forbearance Period, the Lender Parties may, in their sole discretion and without the requirement of any demand, presentment, protest, or notice of any kind to any Loan Party (all of which each Loan Party waives): (i) suspend or terminate any commitment to provide Loans or other extensions of credit under any Loan Document; (ii) commence any legal or other action to collect any or all of the obligations under the Loan Documents from any Loan Party; (iii) foreclose or otherwise realize on any or all of the Collateral; (iv) set off or apply to the payment of any or all of the obligations under the Loan Documents any property belonging to any Loan Party that is held by any Lender Party; and (v) take any other enforcement action or otherwise exercise any or all rights and remedies provided for by any Loan Document or applicable law, all of which rights and remedies are fully reserved by the Lender Parties.

(c)           Any agreement by the Lender Parties to extend the Forbearance Period or to waive a Forbearance Default must be set forth in writing and signed by a duly authorized signatory of each of the Administrative Agent and the Required Lenders. The Administrative Agent and the Required Lenders are not obligated to extend the Forbearance Period or waive a Forbearance Default, and may decide to do so (or not do so) in their sole discretion. Each of the Loan Parties acknowledges that the Lender Parties have not made any assurances concerning any extension of the Forbearance Period or waiver of any Forbearance Defaults.

(d)           The parties hereto agree that the running of all statutes of limitation or doctrine of laches applicable to all claims or causes of action that any Lender Party may be entitled to take or bring in order to enforce its rights and remedies against any Loan Party is, to the fullest extent permitted by law, tolled and suspended during the Forbearance Period.

(e)           Each of the Loan Parties acknowledges and agrees that any Loan or other financial accommodation which any Lender Party makes on or after the Forbearance Effective Date has been made by such party in reliance upon, and is consideration for, among other things, the general releases and indemnities contained in Section 6 hereof and the other covenants, agreements, representations and warranties of the Loan Parties hereunder.

SECTION 5.	Supplemental Terms, Conditions and Covenants During the Forbearance Period

The parties hereto hereby agree to comply with the following terms, conditions and covenants during the Forbearance Period, in each case notwithstanding any provision to the contrary set forth in any Loan Document:

(a)           Certain Conditions to Forbearance. The consummation and continuation of the Forbearance Period shall be conditioned on each Loan Party and any Subsidiary not voluntarily paying, prepaying, redeeming or repurchasing any principal of, or interest or other amounts owing with respect to, any Indebtedness other than the obligations under the Loan Documents during the Forbearance Period. The consummation and continuation of the Forbearance Period also shall be conditioned on each Loan Party and any Subsidiary not voluntarily paying any amounts (including, but not limited to, any scheduled interest payments) to holders of New Senior Notes during the Forbearance Period, except for the payment of the reasonable and documented fees and expenses of Alvarez & Marsal and Kramer Levin Naftalis & Frankel LLP, the reasonable fees of the indenture trustee under the New Senior Note Indenture, and such indenture trustee’s reasonable and documented expenses to the extent provided for under the

New Senior Note Indenture. Upon the failure of any of the above conditions, the Forbearance Period shall immediately terminate and Sections 4(b) – (d) of this Agreement shall immediately apply without the requirement of any demand, presentment, protest, or notice of any kind to any Loan Party (all of which each Loan Party waives).

(b)           Delivery of Weekly Cash Flow Forecasts. On a weekly basis during the Forbearance Period, Borrower shall prepare and deliver to the Administrative Agent (for subsequent distribution to the private lender group) a Cash Flow Forecast. In addition to the Cash Flow Forecast and all the other reporting requirements set forth in the Loan Documents, on every Friday during the Forbearance Period, Borrower shall provide the Administrative Agent (for subsequent distribution to the private lender group) a report, in a form reasonably acceptable to the Administrative Agent, comparing Borrower’s actual cash receipts and disbursements for the immediately preceding week, to the projected cash receipts and disbursements for such week as set forth in the Cash Flow Forecast.

(c)           Additional Reporting Requirements. (i) Immediately upon delivery by any Loan Party to its creditors (including, without limitation, delivery to holders of New Senior Notes) or to the advisors, agents, representatives or affiliates of those creditors, of any information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, the Borrower shall deliver such information to the Administrative Agent (for subsequent distribution to the Lenders); (ii) Borrower shall, as soon as practicable after the Forbearance Effective Date, deliver to the Administrative Agent updated information (in a form and with detail reasonably acceptable to the Administrative Agent) regarding the Collateral, which information must at a minimum meet the requirements of section 5.06 of the Credit Agreement, and (iii) management of Borrower shall actively participate in regularly-scheduled (at least semi-monthly, i.e., twice a month) conference calls with the Administrative Agent and the private lender group for the purpose of providing updates with respect to the operations, business affairs and financial condition of the Loan Parties.

(d)           No Unauthorized Cash Disbursements. Borrower shall at no time during the Forbearance Period (without the prior written consent of the Required Lenders) make any cash disbursements (i) that are not contemplated by the Cash Flow Forecasts, (ii) such that aggregate actual cash disbursements during any of the first four weeks of the Forbearance Period exceed 115% of the total cash disbursements for such week as forecasted in the Cash Flow Forecast delivered to the Administrative Agent on January 6, 2008 or (iii) that are otherwise prohibited by this Agreement.  In addition, beginning on the fifth week of the Forbearance Period, Borrower shall not (without the prior written consent of the Required Lenders) make cumulative actual cash disbursements during the trailing four-week period ending on the current week that exceed 110% of the cash disbursements for such four-week period as forecasted in the Cash Flow Forecast delivered to the Administrative Agent on January 6, 2008.

(e)           Anti-Hoarding. During the Forbearance Period, the Borrower shall apply all cash held by any Loan Party in excess of the Excess Cash Threshold to prepay the outstanding Term Loans and the outstanding Revolving Loans and Letters of Credit on a pro-rata basis. Such cash in excess of the Excess Cash Threshold used to prepay outstanding Term Loans shall be applied in accordance with Section 2.13(e). The amount of Revolving Loans that are available for borrowing shall be reduced dollar-for-dollar by the total amount exceeding the Excess Cash Threshold that is applied to prepay the outstanding Revolving Loans (including outstanding Letters of Credit); provided, that, in the event of such reduction, the amount of Revolving Loans that are available for borrowing may be increased by an amount that is less than or equal to the amount of such reduction, upon the consent of the Lenders having Revolving Loans and RF Letters of Credit greater than 50% of the sum of all Revolving Loans and RF Letters of Credit then outstanding. Any increase in the amount available for borrowing shall not result in an increase in any Revolving Credit Commitment.

(f)            Milestones. The Borrower shall deliver the following documents (with a level of completeness, clarity and detail that is reasonably satisfactory to the Administrative Agent) on or prior to the date indicated for each such document below (each, a “Milestone”):

(i)            On or prior to January 15, 2008, prepare and deliver to the Administrative Agent for subsequent distribution to the private lender group, a five-year business plan (approved by Borrower’s Board of Directors) in a form and with detail reasonably acceptable to the Administrative Agent, together with supporting financial projections and other information in support thereof (collectively, the “Business Plan”), which Business Plan shall reflect, among other things, the Borrower’s projected Consolidated EBITDA for each of the next five fiscal years.

(ii)           On or prior to January 31, 2008, prepare and deliver to the Administrative Agent for subsequent distribution to the private lender group, a reasonably detailed written summary of the terms of a proposed Restructuring of the Loan Parties, including, without limitation: (i) the proposed capital structure of the Loan Parties after giving effect to the Restructuring; (ii) the proposed modifications of the terms of the existing senior and junior indebtedness of each of the Loan Parties; and (iii) the proposed terms and structure of the equity of each of the Loan Parties after giving effect to the Restructuring.

(iii)          On or prior to March 1, 2008, deliver to the Administrative Agent for subsequent distribution to the private lender group a reasonably detailed bona fide term sheet or similar agreement-in-principle setting forth the terms of the Restructuring (the “Restructuring Term Sheet”). The Restructuring Term Sheet shall be acceptable to the Lenders in their sole discretion, and shall have been approved by (a) the holders of no less than two-thirds of the Equity Interests in Borrower and (b) persons holding at least two-thirds of the face amount of New Senior Notes.

(g)           Minimum Consolidated EBITDA Covenant. As of (i) February 6, 2008, the Borrower’s aggregate Consolidated EBITDA for the preceding three accounting periods shall not be less than $9,634,210, (ii) March 5, 2008, the Borrower’s aggregate Consolidated EBITDA for the preceding three accounting periods shall not be less than $15,376,219, and (iii) April 2, 2008, the Borrower’s aggregate Consolidated EBITDA for the preceding three accounting periods shall not be less than $19,638,705. Borrower shall report the amount of Consolidated EBITDA for each of the above accounting periods to the Administrative Agent no later than 23 calendar days after the last Business Day of such accounting period.

(h)           Additional Agreements. As soon as practicable after the Forbearance Effective Date, but no later than 30 calendar days after the Forbearance Effective Date (which deadline may be extended in the reasonable discretion of the Administrative Agent), the Loan Parties and any Subsidiary so required shall execute and deliver to the Administrative Agent such deposit account control agreements as are necessary to provide the Administrative Agent with a perfected, first-lien priority interest in all deposit accounts of the Loan Parties or any Subsidiary with an average daily balance in excess of $100,000.

(i)            Additional Covenants. During the Forbearance Period, the Borrower shall not, and shall not permit any other Loan Party to: (i) make any payments otherwise permitted under Section 6.06 of the Credit Agreement, provided that such payments shall be allowed in an amount necessary to make Tax Payments directly attributable to (or arising as a result of) the operations of the Borrower and the Subsidiaries or (ii) make any payments contemplated under Section 6.07(d) of the Credit Agreement to Caxton-Iseman Capital, Inc. or any of its Affiliates or Sentinel Capital Partners II, L.P. or any of its Affiliates.

(j)            Additional Interest. The default interest rate determined pursuant to Section 2.07 of the Credit Agreement (i.e., “Default Interest”) shall not be applicable to the outstanding Loans; provided that, in the event that a Forbearance Default resulting from a breach of Section 5(f)(i) of this Agreement occurs, the default interest rate determined pursuant to Section 2.07 of the Credit Agreement shall apply to all outstanding Loans.

The failure by the Borrower to comply with any of the above covenants shall constitute a Forbearance Default, and Sections 4(b) – (d) of this Agreement shall immediately apply without the requirement of any demand, presentment, protest, or notice of any kind to any Loan Party (all of which each Loan Party waives).

SECTION 6.	General Release; Indemnity.

(a)           IN CONSIDERATION OF, AMONG OTHER THINGS, ADMINISTRATIVE AGENT’S AND REQUIRED LENDERS’ EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE RELEASORS HEREBY FOREVER AGREES AND COVENANTS NOT TO SUE OR PROSECUTE AGAINST ANY RELEASEE AND HEREBY FOREVER WAIVES, RELEASES AND DISCHARGES, TO THE FULLEST EXTENT PERMITTED BY LAW, EACH RELEASEE FROM ANY AND ALL CLAIMS THAT SUCH RELEASOR NOW HAS OR HEREAFTER MAY HAVE, OF WHATSOEVER NATURE AND KIND, WHETHER KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR HEREAFTER ARISING, WHETHER ARISING AT LAW OR IN EQUITY, AGAINST THE RELEASEES, BASED IN WHOLE OR IN PART ON FACTS, WHETHER OR NOT NOW KNOWN, EXISTING ON OR BEFORE THE FORBEARANCE EFFECTIVE DATE, THAT RELATE TO, ARISE OUT OF OR OTHERWISE ARE IN CONNECTION WITH: (I) ANY OR ALL OF THE LOAN DOCUMENTS OR TRANSACTIONS CONTEMPLATED THEREBY OR ANY ACTIONS OR OMISSIONS IN CONNECTION THEREWITH; (II) ANY ASPECT OF THE DEALINGS OR RELATIONSHIPS BETWEEN OR AMONG THE LOAN PARTIES, ON THE ONE HAND, AND ANY OR ALL OF THE LENDER PARTIES, ON THE OTHER HAND, RELATING TO ANY OR ALL OF THE DOCUMENTS, TRANSACTIONS,

ACTIONS OR OMISSIONS REFERENCED IN CLAUSE (I) HEREOF; OR (III) ANY ASPECT OF THE DEALINGS OR RELATIONSHIPS BETWEEN OR AMONG ANY OR ALL OF CAXTON-ISEMAN INVESTMENTS L.P. OR ANY OF ITS AFFILIATES, ON THE ONE HAND, AND THE LENDER PARTIES, ON THE OTHER HAND, BUT ONLY TO THE EXTENT SUCH DEALINGS OR RELATIONSHIPS RELATE TO ANY OR ALL OF THE DOCUMENTS, TRANSACTIONS, ACTIONS OR OMISSIONS REFERENCED IN CLAUSE (I) HEREOF. THE RECEIPT BY ANY LOAN PARTY OF ANY LOANS OR OTHER FINANCIAL ACCOMMODATIONS MADE BY ANY LENDER PARTY AFTER THE DATE HEREOF SHALL CONSTITUTE A RATIFICATION, ADOPTION, AND CONFIRMATION BY SUCH PARTY OF THE FOREGOING GENERAL RELEASE OF ALL CLAIMS AGAINST THE RELEASEES WHICH ARE BASED IN WHOLE OR IN PART ON FACTS, WHETHER OR NOT NOW KNOWN OR UNKNOWN, EXISTING ON OR PRIOR TO THE DATE OF RECEIPT OF ANY SUCH LOANS OR OTHER FINANCIAL ACCOMMODATIONS. IN ENTERING INTO THIS AGREEMENT, EACH LOAN PARTY CONSULTED WITH, AND HAS BEEN REPRESENTED BY, LEGAL COUNSEL AND EXPRESSLY DISCLAIMS ANY RELIANCE ON ANY REPRESENTATIONS, ACTS OR OMISSIONS BY ANY OF THE RELEASEES AND HEREBY AGREES AND ACKNOWLEDGES THAT THE VALIDITY AND EFFECTIVENESS OF THE RELEASES SET FORTH ABOVE DO NOT DEPEND IN ANY WAY ON ANY SUCH REPRESENTATIONS, ACTS OR OMISSIONS OR THE ACCURACY, COMPLETENESS OR VALIDITY HEREOF. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT, ANY LOAN DOCUMENT, AND PAYMENT IN FULL OF THE OBLIGATIONS UNDER THE LOAN DOCUMENTS.

(b)           EACH LOAN PARTY HEREBY AGREES THAT IT SHALL BE JOINTLY AND SEVERALLY OBLIGATED TO INDEMNIFY AND HOLD THE RELEASEES HARMLESS WITH RESPECT TO ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER INCURRED BY THE RELEASEES, OR ANY OF THEM, WHETHER DIRECT, INDIRECT OR CONSEQUENTIAL, AS A RESULT OF OR ARISING FROM OR RELATING TO ANY PROCEEDING BY, OR ON BEHALF OF ANY PERSON, INCLUDING, WITHOUT LIMITATION, THE RESPECTIVE OFFICERS, DIRECTORS, AGENTS, TRUSTEES, CREDITORS, PARTNERS OR SHAREHOLDERS OF ANY LOAN PARTY, OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, WHETHER THREATENED OR INITIATED, IN RESPECT OF ANY CLAIM FOR LEGAL OR EQUITABLE REMEDY UNDER ANY STATUTE, REGULATION OR COMMON LAW PRINCIPLE ARISING FROM OR IN CONNECTION WITH THE NEGOTIATION, PREPARATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION AND ENFORCEMENT OF THE LOAN DOCUMENTS, THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH; PROVIDED, THAT NO LOAN PARTY SHALL HAVE ANY OBLIGATION TO INDEMNIFY OR HOLD HARMLESS ANY RELEASEE HEREUNDER WITH RESPECT TO LIABILITIES TO THE EXTENT THEY RESULT FROM THE WILLFUL MISCONDUCT OF THAT RELEASEE AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR

ANY REASON, EACH LOAN PARTY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION THEREOF WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. THE FOREGOING INDEMNITY SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT, ANY LOAN DOCUMENT, AND THE PAYMENT IN FULL OF THE OBLIGATIONS UNDER THE LOAN DOCUMENTS.

(c)           EACH LOAN PARTY, ON BEHALF OF ITSELF AND ITS SUCCESSORS, ASSIGNS, AND OTHER LEGAL REPRESENTATIVES, HEREBY ABSOLUTELY, UNCONDITIONALLY AND IRREVOCABLY, COVENANTS AND AGREES WITH AND IN FAVOR OF EACH RELEASEE THAT IT WILL NOT SUE (AT LAW, IN EQUITY, IN ANY REGULATORY PROCEEDING OR OTHERWISE) ANY RELEASEE ON THE BASIS OF ANY CLAIM RELEASED, REMISED AND DISCHARGED BY ANY LOAN PARTY PURSUANT TO SECTION 6 HEREOF. IF ANY LOAN PARTY OR ANY OF ITS SUCCESSORS, ASSIGNS OR OTHER LEGAL REPRESENTATIVES VIOLATES THE FOREGOING COVENANT, EACH LOAN PARTY, FOR ITSELF AND ITS SUCCESSORS, ASSIGNS AND LEGAL REPRESENTATIVES, AGREES TO PAY, IN ADDITION TO SUCH OTHER DAMAGES AS ANY RELEASEE MAY SUSTAIN AS A RESULT OF SUCH VIOLATION, ALL ATTORNEYS’ FEES AND COSTS INCURRED BY ANY RELEASEE AS A RESULT OF SUCH VIOLATION.

SECTION 7.     Representations, Warranties and Covenants of the Loan Parties. To induce Administrative Agent and Required Lenders to execute and deliver this Agreement, each Loan Party represents, warrants and covenants that:

(a)           The execution, delivery and performance by each of the Loan Parties of this Agreement and all documents and instruments delivered in connection herewith and all Loan Documents have been duly authorized by such Loan Parties’ respective Boards of Directors, and this Agreement and all documents and instruments delivered in connection herewith and all Loan Documents are legal, valid and binding obligations of such Loan Parties enforceable against such parties in accordance with their respective terms, except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);

(b)           Except with respect to the Anticipated Defaults, each of the representations and warranties set forth in the Loan Documents (other than Sections 3.06 and 3.22 of the Credit Agreement) is true and correct on and as of the date hereof as if made on the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, and each of the agreements and covenants in the Loan Documents is hereby reaffirmed with the same force and effect as if each were separately stated herein and made as of the date hereof;

(c)           Neither the execution, delivery and performance of this Agreement and all documents and instruments delivered in connection herewith nor the consummation of the transactions contemplated hereby or thereby does or shall contravene, result in a breach of, or violate (i) any provision of any Loan Party’s corporate charter, bylaws, operating agreement, or other governing documents, (ii) any law or regulation, or any order or decree of any court or government instrumentality, or (iii) any mortgage, deed of trust, lease, agreement or other instrument to which any Loan Party is a party, or by which any Loan Party or its property is bound, except for the New Senior Note Indenture;

(d)           As of the date hereof, except for the Anticipated Defaults, no Event of Default has occurred or is continuing under this Agreement or any Loan Document.

(e)           The Lender Parties’ security interests in the Collateral continue to be valid, binding, and enforceable first-priority security interests which secure the obligations under the Loan Documents and no tax or judgment liens are currently on record against any Loan Party;

(f)            Except with respect to the Anticipated Defaults, any misrepresentation of a Loan Party, or any failure of a Loan Party to comply with the covenants, conditions and agreements contained in any agreement, document or instrument executed or delivered by any Loan Party with, to or in favor of any Lender Party shall constitute a Forbearance Default hereunder and an immediate Event of Default under the Credit Agreement.

(g)	The recitals to this Agreement are true and correct.

SECTION 8.     Ratification of Liability. Each Loan Party, as debtor, grantor, pledgor, guarantor, assignor, or in other similar capacity in which such party grants liens or security interests in its properties or otherwise acts as an accommodation party or guarantor, as the case may be, under the Loan Documents, hereby ratifies and reaffirms all of its payment and performance obligations and obligations to indemnify, contingent or otherwise, under each Loan Document to which such party is a party, and each such party hereby ratifies and reaffirms its grant of liens on or security interests in its properties pursuant to such Loan Documents to which it is a party as security for the obligations under or with respect to the Credit Agreement, and confirms and agrees that such liens and security interests hereafter secure all of the obligations under the Loan Documents, including, without limitation, all additional obligations hereafter arising or incurred pursuant to or in connection with this Agreement or any Loan Document. Each Loan Party further agrees and reaffirms that the Loan Documents to which it is a party now apply to all obligations as modified hereby (including, without limitation, all additional obligations hereafter arising or incurred pursuant to or in connection with this Agreement or any Loan Document). Each such party (i) further acknowledges receipt of a copy of this Agreement and all other agreements, documents, and instruments executed or delivered in connection herewith, (ii) consents to the terms and conditions of same, and (iii) agrees and acknowledges that each of the Loan Documents, as modified hereby, remains in full force and effect and is hereby ratified and confirmed. Except as expressly provided herein, the execution of this Agreement shall not operate as a waiver of any right, power or remedy of any Lender Party, nor constitute a waiver of any provision of any of the Loan Documents nor constitute a novation of any of the obligations under the Loan Documents.

SECTION 9.	Reference to and Effect Upon the Credit Agreement.

(a)           Except as specifically amended hereby, all terms, conditions, covenants, representations and warranties contained in the Loan Documents, and all rights of the Lender

Parties and all of the obligations under the Loan Documents, shall remain in full force and effect. Each of the Loan Parties hereby confirms that the Loan Documents are in full force and effect, and that no Loan Party has any right of setoff, recoupment or other offset or any defense, claim or counterclaim with respect to any Loan Document or the Loan Parties’ obligations thereunder.

(b)           Except as expressly set forth herein, the execution, delivery and effectiveness of this Agreement and any consents or waivers set forth herein shall not directly or indirectly: (i) create any obligation to make any further Loans or to continue to defer any enforcement action after the occurrence of any Default or Event of Default (including, without limitation, any Forbearance Default); (ii) constitute a consent or waiver of any past, present or future violations of any provisions of this Agreement and the Loan Documents; (iii) amend, modify or operate as a waiver of any provision of any Loan Document or any right, power or remedy of any Lender Party; (iv) constitute a consent to any merger or other transaction or to any sale, restructuring or refinancing transaction; or (v) constitute a course of dealing or other basis for altering any obligations under the Loan Documents or any other contract or instrument. Except as expressly set forth herein, each Lender Party reserves all of its rights, powers, and remedies under the Loan Documents and applicable law. All of the provisions of the Loan Documents, including, without limitation, the time of the essence provisions, are hereby reiterated, and if ever waived previously, are hereby reinstated.

(c)           From and after the Forbearance Effective Date, (i) the term “Agreement” in the Credit Agreement, and all references to the Credit Agreement in any Loan Document shall mean the Credit Agreement, as amended by this Agreement, and (ii) the term “Loan Documents” defined in the Credit Agreement shall include, without limitation, this Agreement and any agreements, instruments and other documents executed or delivered in connection herewith.

(d)           No Lender Party has waived, is by this Agreement waiving, or has any intention of waiving (regardless of any delay in exercising such rights and remedies), any Default, Event of Default or Forbearance Default which may be continuing on the date hereof or any Default, Event of Default or Forbearance Default which may occur after the date hereof (whether the same or similar to the Anticipated Defaults or otherwise). No Lender Party has agreed to forbear with respect to any of its rights or remedies concerning any Default, Event of Default or Forbearance Default (other than, during the Forbearance Period, the Anticipated Defaults solely to the extent expressly set forth herein), which may have occurred or are continuing as of the date hereof, or which may occur after the date hereof.

(e)           Each Loan Party agrees and acknowledges that the Lender Parties’ agreement to forbear from exercising certain of their default-related rights and remedies with respect to the Anticipated Defaults during the Forbearance Period does not in any manner whatsoever limit any Lender Party’s right to insist upon strict compliance by the Loan Parties with this Agreement or any Loan Document during the Forbearance Period, except as expressly set forth herein.

(f)            This Agreement shall not be deemed or construed to be a satisfaction, reinstatement, novation or release of the Loan Documents.

SECTION 10.          Costs and Expenses. In addition to, and not in lieu of, the terms of the Loan Documents relating to the reimbursement of Lender Party fees and expenses, Borrower shall reimburse Administrative Agent and the other Lenders, as the case may be, promptly on demand for all fees, costs, charges and expenses, including the fees, costs and expenses of counsel and other expenses (including all fees and expenses of Latham & Watkins LLP and Blackstone Advisory Services L.P.), incurred in connection with this Agreement, the Restructuring, and any other agreements and documents executed or delivered in connection with this Agreement or the Restructuring.

SECTION 11.   Governing Law; Consent to Jurisdiction and Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO SUCH JURISDICTION’S CONFLICTS OF LAWS PRINCIPLES. EACH LOAN PARTY CONSENTS AND AGREES THAT THE STATE AND FEDERAL COURTS LOCATED IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN ANY OR ALL OF THE LOAN PARTIES AND THE LENDER PARTIES PERTAINING TO THE LOAN DOCUMENTS OR THIS AGREEMENT OR ANY MATTER RELATING TO, IN CONNECTION WITH, OR ARISING OUT OF THE LOAN DOCUMENTS OR THIS AGREEMENT; PROVIDED, THAT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK CITY; AND PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY LENDER PARTY FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS UNDER THE LOAN DOCUMENTS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS UNDER THE LOAN DOCUMENTS, OR TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH LENDER PARTY. FOR THE AVOIDANCE OF DOUBT, EACH LOAN PARTY ACKNOWLEDGES AND AGREES THAT IT SHALL NOT BRING ANY ACTION AGAINST ANY LENDER PARTY RELATING TO, IN CONNECTION WITH, OR ARISING OUT OF THE LOAN DOCUMENTS OR THIS AGREEMENT IN ANY STATE OR FEDERAL COURT LOCATED OUTSIDE NEW YORK CITY. BORROWER AND EACH LOAN PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED ON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS, AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER AND EACH LOAN PARTY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OR SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER OR SUCH LOAN PARTY AT THE ADDRESS SET FORTH IN SECTION 9.01 OF THE CREDIT AGREEMENT. THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH LOAN PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) BUSINESS DAYS AFTER DEPOSIT IN THE U.S. MAIL, PROPER POSTAGE PRE-PAID.

SECTION 12.   Construction. This Agreement and all other agreements and documents executed or delivered in connection herewith have been prepared through the joint efforts of all of the parties hereto. Neither the provisions of this Agreement or any such other agreements and documents nor any alleged ambiguity therein shall be interpreted or resolved against any party on the ground that such party or its counsel drafted this Agreement or such other agreements and documents, or based on any other rule of strict construction. Each of the parties hereto represents and declares that such party has carefully read this Agreement and all other agreements and documents executed in connection therewith, and that such party knows the contents thereof and signs the same freely and voluntarily. The parties hereto acknowledge that they have been represented by legal counsel of their own choosing in negotiations for and preparation of this Agreement and all other agreements and documents executed in connection herewith and that each of them has read the same and had their contents fully explained by such counsel and is fully aware of their contents and legal effect. If any matter is left to the decision, right, requirement, request, determination, judgment, opinion, approval, consent, waiver, satisfaction, acceptance, agreement, option or discretion of one or more Lender Parties or their respective employees, counsel, or agents in the Loan Documents, such action shall be deemed to be exercisable by such Lender Parties or such other Person in its sole and absolute discretion and according to standards established in its sole and absolute discretion. Without limiting the generality of the foregoing, “option” and “discretion” shall be implied by the use of the words “if” and “may.”

SECTION 13.   Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Any party hereto may execute and deliver a counterpart of this Agreement by delivering by facsimile or other electronic transmission a signature page of this Agreement signed by such party, and any such facsimile or other electronic signature shall be treated in all respects as having the same effect as an original signature.

SECTION 14.   Severability. The invalidity, illegality, or unenforceability of any provision in or obligation under this Agreement in any jurisdiction shall not affect or impair the validity, legality, or enforceability of the remaining provisions or obligations under this Agreement or of such provision or obligation in any other jurisdiction. If feasible, any such offending provision shall be deemed modified to be within the limits of enforceability or validity; provided, however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

SECTION 15.   Time of Essence.  Time is of the essence in the performance of each of the obligations of the Loan Parties hereunder and with respect to all conditions to be satisfied by such parties.

SECTION 16.   No Other Creditor Action. The Lender Parties’ agreement to forbear and to continue to make Revolving Loans and issue, amend, renew and extend Letters of Credit to Borrower hereunder are expressly conditioned upon all other creditors of the Loan Parties (including, without limitation, holders of New Senior Notes, trade creditors and subordinated secured and unsecured creditors) having a valid claim in excess of $1,000,000 refraining from taking any action against any Loan Party or the Collateral (including, without limitation, acceleration of indebtedness) during the Forbearance Period to collect its claim. In the event that any such creditor takes any such action, all of the Lender Parties’ obligations hereunder shall, at the option of the Required Lenders, terminate without further notice or demand, and Sections 4(b) – (d) of this Agreement shall apply.

SECTION 17.   Further Assurances.  Each Loan Party agrees to, and to cause any other Loan Party to, take all further actions and execute all further documents as the Administrative Agent may from time to time reasonably request to carry out the transactions contemplated by this Agreement and all other agreements executed and delivered in connection herewith.

SECTION 18.   Section Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute part of this Agreement for any other purpose.

SECTION 19.   Notices.  All notices, requests, and demands to or upon the respective parties hereto shall be given in accordance with the Credit Agreement.

SECTION 20.   Effectiveness. This Agreement shall become effective on the Forbearance Effective Date, provided that all of the following conditions precedent have been met (or waived) as determined by the Required Lenders in their sole discretion:

(a)           Agreement. The Administrative Agent shall have received duly executed signature pages for this Agreement signed by the Administrative Agent, the Required Lenders, and all Loan Parties. Each of the Loan Parties hereby represents that it has received all necessary internal consents to enter into this Agreement.

(b)           Representations and Warranties. The representations and warranties (other than sections 3.06 and 3.22 of the Credit Agreement) contained herein shall be true and correct, and no Forbearance Default, Default, Event of Default or event which with notice, the passage of time or both would constitute a Forbearance Default or an Event of Default (other than the Anticipated Defaults) shall exist on the date hereof.

(c)             Forbearance Fee. A forbearance fee in the amount of 0.25% of all obligations outstanding under the Loan Documents (including, without limitation, any unused commitments) shall be fully paid in cash by the Borrower to the Administrative Agent on the Forbearance Effective Date, for the pro-rata benefit of all Lenders that have signed this Agreement prior to 5:00 p.m. prevailing Eastern Time on January 8, 2008 (and allocated among such Lenders based on their respective pro rata shares as of the date the Administrative Agent receives the forbearance fee). The cash used to pay this forbearance fee shall be derived from the amounts available for the Borrower to borrow under the Revolving Loans.

SECTION 21.	Waivers by the Loan Parties.

(a)           Waiver of Jury Trial Right And Other Matters. EACH LOAN PARTY HEREBY WAIVES (i) IF THIS AGREEMENT IS FOUND NOT TO BE SUBJECT TO ARBITRATION, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY LOAN DOCUMENTS, THE OBLIGATIONS UNDER THE LOAN DOCUMENTS, OR THE COLLATERAL; (ii) PRESENTMENT, DEMAND AND PROTEST, AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NONPAYMENT, MATURITY, RELEASE WITH RESPECT TO ALL OR ANY PART OF THE OBLIGATIONS UNDER THE LOAN DOCUMENTS OR ANY COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY ANY LENDER PARTY ON WHICH ANY LOAN PARTY MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER SUCH LENDER PARTY MAY DO IN THIS REGARD; (iii) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING ANY LENDER PARTY TO EXERCISE ANY OF THEIR RESPECTIVE RIGHTS AND REMEDIES; (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS AND ALL RIGHTS WAIVABLE UNDER ARTICLE 9 OF THE UNIFORM COMMERCIAL CODE; (v) ANY RIGHT ANY LOAN PARTY MAY HAVE UPON PAYMENT IN FULL OF THE OBLIGATIONS UNDER THE LOAN DOCUMENTS TO REQUIRE ANY LENDER PARTY TO TERMINATE ITS SECURITY INTEREST IN THE COLLATERAL OR IN ANY OTHER PROPERTY OF ANY LOAN PARTY UNTIL TERMINATION OF THE CREDIT AGREEMENT IN ACCORDANCE WITH ITS TERMS AND THE EXECUTION BY BORROWER, AND BY ANY PERSON WHO PROVIDES FUNDS TO BORROWER WHICH ARE USED IN WHOLE OR IN PART TO SATISFY THE OBLIGATIONS UNDER THE LOAN DOCUMENTS, OF AN AGREEMENT INDEMNIFYING ANY OR ALL OF THE LENDER PARTIES FROM ANY LOSS OR DAMAGE ANY SUCH PARTY MAY INCUR AS THE RESULT OF DISHONORED CHECKS OR OTHER ITEMS OF PAYMENT RECEIVED BY SUCH LENDER PARTY FROM BORROWER, OR ANY ACCOUNT DEBTOR AND APPLIED TO THE OBLIGATIONS AND RELEASING AND INDEMNIFYING, IN THE SAME MANNER AS DESCRIBED IN SECTION 6 OF THIS AGREEMENT, THE RELEASEES FROM ALL CLAIMS ARISING ON OR BEFORE THE DATE OF SUCH TERMINATION STATEMENT; AND (vi) NOTICE OF ACCEPTANCE HEREOF, AND THE LOAN PARTIES EACH ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO THE ADMINISTRATIVE AGENT’S AND LENDERS’ ENTERING INTO THIS AGREEMENT AND THAT SUCH PARTIES ARE RELYING UPON THE FOREGOING WAIVERS IN THEIR FUTURE DEALINGS WITH THE LOAN PARTIES. EACH OF THE LOAN PARTIES WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 22.   Assignments; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of each of the Loan Parties, the Lender Parties and their respective successors and assigns; provided, that no Loan Party shall be entitled to delegate any of its duties hereunder and shall not assign any of its rights or remedies set forth in this Agreement without the prior written consent of the Administrative Agent in its sole discretion. No Person other than the parties hereto (and in the case of Section 6 hereof, the Releasees) shall have any rights hereunder or be entitled to rely on this Agreement and all third-party beneficiary rights (other than the rights of the Releasees under Section 6 hereof) are hereby expressly disclaimed.

SECTION 23.   Final Agreement. This Agreement sets forth in full the terms of agreement between the parties hereto with respect to the forbearance and the second amendment to the Credit Agreement specified herein, and is intended to be the full, complete, and exclusive contract governing those matters, superseding all other discussions, promises, representations, warranties, agreements, and understandings between the parties with respect thereto. No term of this Agreement may be modified or amended, nor may any rights thereunder be waived, except in a writing signed by the party against whom enforcement of the modification, amendment, or waiver is sought. Any waiver of any condition in, or breach of, any of the foregoing in a particular instance shall not operate as a waiver of other or subsequent conditions or breaches of the same or a different kind. Any Lender Party’s exercise or failure to exercise any rights or remedies under any of the foregoing in a particular instance shall not operate as a waiver of its right to exercise the same or different rights and remedies in any other instances. There are no oral agreements among the parties hereto that are inconsistent with the terms of this Agreement.

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IN WITNESS WHEREOF, this Forbearance Agreement and Second Amendment to Credit Agreement has been executed by the parties hereto as of the date first written above.

BUFFETS, INC., as Borrower By: /s/ R. Michael Andrews, Jr. Name: R. Michael Andrews, Jr. Its: Chief Executive Officer	BUFFETS HOLDINGS, INC. as Loan Party By: /s/ R. Michael Andrews, Jr. Name: R. Michael Andrews, Jr. Its: Chief Executive Officer

CREDIT SUISSE, as Administrative Agent and a Lender By: /s/ Robert Hetu Name: Robert Hetu Its: Managing Director By: /s/ Denise Alvarez Name: Denise Alvarez Its: Vice President

EXHIBIT A

Anticipated Defaults

1.

Event of Default under subsection (d) of Article VII of the Credit Agreement arising from the Interest Coverage Ratio being in excess of the ratio set forth in Section 6.11 of the Credit Agreement as of December 12, 2007.

2.

Event of Default under subsection (d) of Article VII of the Credit Agreement arising from the Maximum Leverage Ratio being in excess of the ratio set forth in Section 6.12 of the Credit Agreement as of December 12, 2007.

3.

Event of Default under subsection (f) of Article VII of the Credit Agreement arising from the failure of the Borrower to pay interest due on the New Senior Notes pursuant to the New Senior Note Indenture.

(i)

EXHIBIT B

Sale Assets

See attached.

(i)